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                                                                     EXHIBIT 99

HOST MARRIOTT ACQUIRES TORONTO EATON CENTRE MARRIOTT

BETHESDA, MD, Nov. 3, 1995--Host Marriott Corporation today announced that it has acquired the Toronto Eaton Centre Marriott from a partnership for approximately $31.5 million.

  The 459-room hotel is located in the downtown business center in Toronto, Canada and is connected to over 320 shops at the Eaton Centre Shopping Complex. The property is also close to the Metropolitan Toronto Convention Centre, Skydome, and financial and theater districts. Marriott International will continue to operate the hotel.

  Host Marriott expects the hotel to generate Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of approximately $2.6 million for the full year 1995.

  Terence C. Golden, president and chief executive officer of Host Marriott, said, "We are excited to purchase this first class four-year-old property at approximately 50% of its original construction cost. The hotel is in the premier location for business travelers, and we expect Toronto's economic recovery to continue."

  Host Marriott Corporation is one of the largest owners of lodging properties in the world, owning 87 properties primarily operated under Marriott brand names. The company, which announced a plan earlier this month to divide its operations into two separate companies, is also the leading operator of airport and toll road food, beverage and merchandise concessions, with facilities in nearly every major U.S. commercial airport and on 14 tollroads.